Exhibit 99.4

JOINT FILING AGREEMENT

     Each person executing this joint filing agreement (this “Agreement”) agrees as follows:

     1.     Each person executing this Agreement is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but no person executing this Agreement is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

     2.     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Date: February 3, 2004

TZ ACQUISITION, INC	TZ HOLDINGS, INC

/s/ Brian D. Schwartz	/s/ Brian D. Schwartz

Name: Brian D. Schwartz Title: President	Name: Brian D. Schwartz Title: President

H.I.G.-TNETIX, INC	H.I.G. GP-II, INC

/s/ Anthony A. Tamer	/s/ Anthony A. Tamer

Name: Anthony A. Tamer Title: President	Name: Anthony A. Tamer Title: President

H.I.G. INVESTMENT GROUP III, L.P.	H.I.G. CAPITAL PARTNERS III, L.P.

By: H.I.G. Associates III, L.P., its general partner	By: H.I.G. Advisors III, L.L.C., its general partner

By: H.I.G. GP-II, Inc., its general partner	By: H.I.G. GP-II, Inc., its manager

/s/ Anthony A. Tamer	/s/ Anthony A. Tamer

Name: Anthony A. Tamer Title: President	Name: Anthony A. Tamer Title: President

H.I.G. ASSOCIATES III, L.P.	H.I.G. ADVISORS III, L.L.C

By: H.I.G. GP-II, Inc., its general partner	By: H.I.G. GP-II, Inc., its manager

/s/ Anthony A. Tamer	/s/ Anthony A. Tamer

Name: Anthony A. Tamer Title: President	Name: Anthony A. Tamer Title: President